Exhibit 99.2

VIAVID

communications simplified.

NKGen Biotech

Investor Event

July 20, 2023

NKGen Biotech – Investor Event, July 20, 2023

C O R P O R A T E P A R T I C I P A N T S

James Graf, Chief Executive Officer, Graf Acquisition Corp. IV

Paul Song, MD, Chief Executive Officer, NKGen Biotech Inc.

P R E S E N T A T I O N

James Graf

Good morning. Thank you for coming today. I’m James Graf, CEO of Graf Acquisition Corp. IV. We’re trading at the NYSE under the ticker GFOR.

I’m joined today by Dr. Paul Song, the CEO of NKGen Biotech Inc.; Sabrina McKee, our CFO, and Denise Chua in the back who is head of Investor Relations for NKGen. We also thank LifeSci Advisors for organizing this event this morning.

We’re pleased and proud to be taking NKGen public via a business combination with Graf IV. For those who are unfamiliar with SPACs, this means that if you buy shares of Graf IV today, you will own shares of NKGen after our closing. We expect to close by the end of August.

The transaction values NKGen at about $160 million pre-money, which we believe provides substantial upside potential for investors today. The transaction calls for $50 million in minimum net cash proceeds after our SPAC expenses, and of course we hope to raise more than that. $25 million of this is already committed in the form of a backstop from NKGen’s majority shareholder NKMAX. The company believes that this cash is sufficient to fund operations, R&D and currently planned clinical trials into 2025. We just started the marketing process this week, after the company released interim data from its Phase I Alzheimer's trial a few days ago.

Just before introducing Paul, a bit of background on him. Paul has had about 25 years of experience as a biopharma executive, clinician and translational medicine expert. He was also a practicing radiation oncologist at Cedars-Sinai in Los Angeles, and he was employee number one at NKGen. You can read more about Paul’s bio and the NKGen team in our SEC filings.

Finally, I direct your attention to the several pages of disclaimers and caveats in the presentation and on our SEC filings. You should consider all of the information presented and our discussion today in the context of these disclaimers.

With that, I pass you to Paul.

Paul Song

Thanks so much James, and I want to thank you all for taking time to come here in person.

We have a very accomplished group of—a team that’s very excited to enter into the public markets and we believe that we as a company are quite ready to do so.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

What I really wanted to share with you is what our overall viewpoint and approach has been with regard to natural killer cells. I’m sure many of you have covered a lot of the companies in this sector and have seen the sector in general really become quite diminished with really a lack of promising results. I would just say that we have taken an entirely different approach, meaning that most of the companies that have gone in the natural killer cell therapy sector have focused on taking a universal donor, whether it be fetal derived cord blood, pluripotent stem cell, and doing some sort of engineering, attaching a chimeric antigen or now trying to do CRISPR. So far, we have seen really mixed results, if at best, with regards to durability, persistence and such.

We always adopted a different viewpoint of natural killer cells, that they played a role across numerous pathways in human health. And in fact, if you were to do a Medline search and correlate weak or deficient natural killer cells with various diseases, whether it be autoimmune disease, cancer, even neurodegenerative diseases such as autism and such, you would see a lot of publications that have correlated weak or deficient natural killer cells.

So, with that, we really set out to first establish a platform where we could take anyone’s natural killer cells, grow them and strengthen them, highly enhance them without any genetic modifications so that they could be put back into patients.

Just to give you a quick refresher of natural killer cells, they represent roughly 5% to 15% of all of our white blood cells. They are the first line of defense in our bodies when we have viral infections or develop a cancer cell. They also are known to play a regulatory role in inflammation. So, with that in mind, we really wanted to set out to establish a unique platform.

As many of you have seen probably with the manufacturing of other companies, natural killer cells are very difficult to get to grow and this is the reason again that most companies have gone straight to an allogeneic universal donor. They screen several donors and they find one cell that they can get to reliably grow, but what we’ve found is whether or not we take natural killer cells from heavily pretreated cancer patients or healthy subjects, we’re able to get all of their cells to grow equally well.

Now, as we all get older or as our bodies go through different points of stress, the strength and integrity of our natural killer cells can wax and wane, so if you actually take cells from somebody that are kind of weak and deficient, and all you’re doing is making a million weak and deficient NK cells, we would argue that’s not going to be biologically effective for patients. So not only can we get anyone’s cells to grow, but we can also greatly enhance the cytotoxicity, activating receptor expression and really optimize these NK cells in a way that I think no other technology can do.

The third part is when you hear companies say that they have an off-the-shelf product, that when they freeze and thaw, they only really talk about how they maintain viability, but nobody really holds them to account in terms of how much do they lose as far as cytotoxicity and such with the freezing and thawing.

And the final part is scalability. You have some natural killer cells companies that have been in agreements with some of the Big Pharma companies for years but you don’t see any of the products coming to the clinic in over four or five years, and I would argue again they’re having issues with both the cryopreservation and the scalability, and we’ve been able to do all of these aspects.

We have a 25,000 square foot GMP, right near John Wayne Airport, that’s fully owned and operated by our company. It’s licensed by the State of California as well as the FDA for all of our clinical trials, and it’s allowed us to avoid working with a CDMO and we have much tighter control over our process. I would also say that it gives us the flexibility—and we have been approached by other NK cell companies that have a lead candidate but cannot optimize that, that we potentially could work with them to optimize their manufacturing, expansion and activation without cannibalizing our business. So, we think that’s a potential opportunity for us in the near term as well.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

Just to show you the three basic characteristics of our manufacturing process, that I think when you look at other NK cell companies, you should probably ask them what are they doing with regards to this. One is, again, the expansion.

We have an autologous, an allogeneic and we’ll soon have a CAR-NK program, but with regard to the expansion, when we were first starting our autologous trials, the FDA asked us to show that we could get anyone’s cells to grow. So this is just showing you when we take natural killer cells from healthy subjects versus heavily pretreated donors how we’re able to get equal expansion.

The part of the cytotoxicity though is unfortunately where I think a lot of the sector has gotten a free pass. I think there’s been so much enamored viewpoints of looking at how genetically engineered the cell is, look at the IL-15 that’s attached to the membrane or the fancy CAR, but I liken that to sort of chrome on a car; no one bothers to look at the strength of the engine under the hood, and specifically the cytotoxicity. So, we would ask what are people doing to make the cell actually inherently stronger.

This is just showing you that the dotted line is if I was to draw any of your blood here today, isolate your resting natural killer cell and plate it at various ratios against a leukemia cell line, if you go all the way to the right here, that 0.5:1, meaning I took five of your healthy natural killer cells against 10 leukemia cells, even if you’re a healthy donor, you don’t see much killing at that activity. But after we have had a chance to really activate, enhance and really stimulate the natural killer cell, you can see that these five enhanced natural killer cells get this dramatic increased killing.

The final thing I will just say about natural killer cells is part of the promise of natural killer cells and why so many companies were trying to shift from a CAR-T to a CAR-NK is that you don’t see the cytokine release and all of the collateral damage that you see sometimes with CAR-T. And specifically, it’s because T cells only have one receptor but natural killer cells have 40-plus receptors, some that are activating, some that are inhibitory, and this is how natural killer cells can police your body to really distinguish what’s of self and should be left alone and what is abnormal, whether a diseased cell, a protein or renegade inflammatory cell and can be eliminated.

Just to also point out as far as our manufacturing, with our allogeneic we will be dosing our first patient in August in Los Angeles with our allogeneic product. It’s the first-in-kind that does not require lymphodepletion. We’re going to give eight weekly doses of 6 billion cells per dose. One of the things that we pride ourselves on is the scalability of our platform. So, as part of our filing to the U.S. FDA, we showed that from 100 milliliters of peripheral blood we could produce over 100,000 doses. This is of 3 billion cells per dose.

To put that in perspective, some of the other companies that are out there can produce a few hundred doses or a few thousand doses, but the way they count their doses is usually 800 million cells to 1.2 billion cells. So, we’re manufacturing 100 times more but 3 billion cells in each dose.

When you look at our cryopreservation, both in terms of maintaining viability and cytotoxicity, we lose a small amount but we are able to really preserve a large percentage of the cytotoxicity, so we believe we really do have an off-the-shelf version and we’re very excited to launch our allogeneic trial in August.

Just to quickly summarize before I show some clinical data, is that we are I think the only company that has an autologous, an allogeneic and a CAR-NK product which we’ll introduce in 2025. We have really an ability to expand to very commercially viable doses, and our cryopreservation process really maintains high viability, activating receptor expression and cytotoxicity. And finally, we are the only allogeneic product that’s going to be given to solid tumors that doesn’t require lymphodepletion.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

We are a clinical stage company. We just presented our Phase I interim data in Alzheimer's disease which we’ll share with you in just a minute. We completed a combination trial with immune checkpoint inhibitors, and we are launching our allogeneic trial, again, next month. We also will be bringing our CAR HER2 to the clinic sometime in 2025.

Just to share with you some of our advisors, on the neuro side we have the Head of Movement Disorders at Mass General, Craig Blackstone. We have Dr. Ming Guo who runs the Alzheimer's program at UCLA. And Dr. Anthony Reder who is a prominent neuroimmunologist and runs the multiple sclerosis program at the University of Chicago. They have been working with us. They’ve reviewed our data and our science, and they really think it makes a lot of sense and presents a very differentiated approach to a lot of the neurodegenerative diseases.

With that, we wanted to lead with neuro. Again, part of this is borne out of the fact that I think everyone has a sour taste in their mouths with regard to natural killer cell companies in cancer. If we tried to just talk about cancer I think there would be probably nobody here and probably the overall interest in the sector has really waned. So I just want to share with you what we’re doing in neurodegenerative diseases.

First and foremost, as many of you know it’s a massive unmet need. It’s estimated there are 55 million people worldwide that have some form of dementia. Of that, roughly 46 million have Alzheimer's or Parkinson’s disease, and currently there really is no effective treatment. And with respect to Eisai, Biogen and Lilly, they really were looking at mild cognitive impairment and have slowed progression, but what we’re really talking about is the more advanced cases and the fact that there has been nothing that has really improved the lives of any of these individuals.

So, the current hypothesis has been if you remove the proteins then all will be improved in these patients, and we would argue that the proteins are one element of a larger picture of disease. Specifically, as the proteins accumulate in the brain, whether they be amyloid proteins in Alzheimer's or alpha-synuclein proteins in Parkinson’s disease, the longer they accumulate they elicit a downstream effect of neuroinflammation and damage. And specifically, there’s been a lot of literature that shows the CD4/CD8 positive T cells, these are the same T cells that cause autoimmune disease in the body. They are the same T cells that attack the bowel in inflammatory bowel disease, the skin in psoriasis, the white matter in multiple sclerosis. Those same T cells in their attempt to try to remove proteins cross the blood-brain barrier via a chemokine receptor called CXCR3 and once they are there, because they don’t have the ability to discern self from non-self, they go haywire and cause a lot of collateral inflammation and damage.

So by just removing the protein and leaving the inflammation and damage behind, we would argue that that’s one of the reasons why you’re not seeing really any clinical improvement in these patients and all that’s happening is you’re slowing progression.

For all the attention that’s been placed on regulatory T cells, what we now know is that natural killer cells have evolved to identify and eliminate autoreactive T cells. So if you are actually taking care of a patient with active autoimmune disease, let’s say it’s somebody who has a flare-up of multiple sclerosis or a flare-up of inflammatory bowel disease, and that moment you draw that patient’s blood, what you would see is that the T cells are either weak or deficient. I’m sorry, the NK cells are weak or deficient.

The way the NK cells identify and eliminate these autoreactive T cells are through two receptors, DNAM-1 and NKG2D. If you can see on the right, our process upregulates both of those receptors to very, very high levels.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

Now, one of the questions people have is how can you guarantee your NK cells can cross the blood-brain barrier. As I mentioned, the T cells have been found to cross the blood-brain barrier via a chemokine receptor called CXCR3. In fact, when you do autopsy studies on patients with advanced Alzheimer's disease, bipolar disorder, MS, you can stain the brain and you will see large areas that stain positive for CXCR3 and large deposits of T cells.

The other thing that they found, particularly in Alzheimer's patients, is that wherever the amyloid proteins were deposited, they were associated with CXCL10 positive astrocytes. So, when we looked at the expression of our NK cells, they have very high CXCR3. You can see we get upregulation of CXCR3, and then when we looked at chemokine migration potential, you can see that with our NK cells there was higher migration potential to CXCL9, -10 and -11 sites just as where the proteins seem to deposit in the brain.

I just want to point out that there was another natural killer cell company that had engineered their product to try to treat brain tumors, but when they gave it peripherally it wouldn’t cross the blood-brain barrier and as a result they were going to try to directly inject it into the brain. We would argue that one of the reasons most likely was it did not have this upregulation of this receptor.

The final thing that I think is underappreciated is that there is data to show that NK cells can directly and indirectly cause protein removal. So, two studies, one that was done looking at alpha-synuclein in Parkinson’s model mice, and the other one was amyloid, was when they knocked out the NK cells it caused the proteins to proliferate. But then when they reintroduced NK cells it caused the protein levels to drop. Part of that is a direct approach where NK cells themselves can identify proteins and start to eliminate them, but the larger part is there seems to be an indirect component where NK cells secrete interferon gamma to then stimulate microglia and macrophages to help clear the process.

Then the final part is there was a very interesting paper from Boston Children’s Hospital that NK cells can identify and eliminate damaged neurons primarily through a receptor called NKG2D.

So, when you put it all together, what we think is a much more comprehensive approach, is as the T cells get into the brain and are causing a lot of inflammation and damage, NK cells can then cross the brain the same way, use the DNAM-1 and NKG2D to identify the T cells and start to cool off the brain as well as reduce the protein levels and perhaps even clear out some of the damaged neurons. We think this represents a much more holistic approach to the treatment of neurodegenerative diseases.

We wanted to see whether or not this was really something that made sense or not by actually trying it out on a few patients. So, I just want to point out here that these are individual case studies, but we did not cherry pick. These are all of the patients we treated before we decided to move forward with a clinical trial.

I also want to just thank the families and the patients themselves for giving us permission to share these videos with you, and to also tamper expectations. We’re not saying these types of results will happen with every single patient that we treat, but we do think that there is some real merit in what I’m going to show you in terms of—and then subsequently in the clinical trial, to show that there is really a rationale to what we’re doing.

The first patient that I want to show you is a 38-year-old gentleman. At the age of 34 he was starting to act erratically, getting lost on his way to work. They initially thought he might have some bipolar disorder. Eventually he ended up at UCSF Medical Center, was found to have this rare mutation called PSEN1, which guarantees before the age of 50 he will have either frontotemporal dementia or full-blown Alzheimer's disease. You can see his PET scan that showed that he had striking decreased activity. When we met him, he was already in hospice requiring 24-hour care. Our CFO’s wife had found this Go Fund Me page and we had reached out to the family, and we said, “We’re not sure if this is really going to work but we would like to at least offer it to the patient.”

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

So, the patient’s family agreed, but before we started, we had Dr. Ming Guo, who is the head of Alzheimer's at UCLA see and evaluate this patient independently. Now, when she met him, he could not talk, he could not hold a pen, so a mini-mental status exam score could not even be provided for this patient.

You can see that prior to treatment the patient was unable to talk, walk or feed themselves, and this is the notes from the brother who kept a meticulous log during the course of treatment, saying that Daniel is still declining, no longer able to feed himself, cannot recognize when he has to urinate, and when we had met him he was wheelchair dependent and really unable to move.

So, we started to treat him, and this is him after three treatments. Again, when we first met him, he couldn’t talk, walk or hold anything.

(video presentation)

Male Speaker

Daniel, how’s the food?

Daniel

Good.

Male Speaker

What are you eating?

Daniel

Pho.

Male Speaker

You like it?

Daniel

Yeah.

Male Speaker

Awesome. You want to try eating with yourself?

Daniel

Yeah.

Male Speaker

Okay. Do you remember how to use a chopstick?

Daniel

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

Yeah.

Male Speaker

Okay. Well, let’s see.

(end of video presentation)

Paul Song

So, this was remarkable in that, again, when we first met him he was not able to talk or even hold a pen, and now he was here to be able to start to feed himself.

When we also met him, he was not able to get out of a wheelchair by himself and this is him now.

(video presentation)

Male Speaker

All right, Daniel. Let’s go.

All right, Daniel. Don’t forget. What do you got to do?

There you go.

(end of video presentation)

Paul Song

Then this was him actually at the park, playing a little basketball.

(video presentation)

Male Speaker

Shoot it. Yes, pick up the ball.

All right, go shoot it. Where is the hoop? The hoop is behind you. Yes. All right, Daniel. Go shoot. Try and make it in.

Nice. That was close, Daniel.

(end of video presentation)

Paul Song

So, this was after three doses. Now, again, when we first met him, he was wheelchair dependent and he couldn’t walk. Then when he first started to begin to walk, he was falling quite a bit, and this was a text that the brother had sent me after he just sent me some recent videos. In the beginning he was falling so much that the board made him wear a helmet, and this is him just learning to walk again.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

(video presentation)

Then after two months of additional treatment, this is what happened.

(video presentation)

Male Speaker

You working out?

Daniel

Yeah.

Male Speaker

Were you doing some squats earlier?

Daniel

Yeah.

Male Speaker

That’s good. That’s great, Daniel. Oh wow, are you running? Wow.

Okay, so Daniel is going back and running again. He’s nonstop running. This is crazy.

(end of video presentation)

Paul Song

So, Dr. Guo saw this patient and was absolutely astonished, but we didn’t know again if this was a one-off and so we decided we would treat another patient.

This is a 70-year-old female who was under the care of doctors here in New York. You’ll see on the left is a report from Cornell Medical Center where they did a lumbar puncture analysis, and she was found to have a significant amount of fluid consistent with Alzheimer's disease. When we had met her, she was unable to recognize her kids names, that she lived in New York, she was unable to feed herself, navigate through her house or do anything on herself.

We started to treat her in 2020 and we ended up giving her six treatments at that time, and she had significant improvement. Between COVID and some internal issues at our company, we were not able to treat her after that, and this is her husband describing what had happened the first go-round with her treatment.

(video presentation)

Interviewer

Can you describe really what happened her first experience with this?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

Husband of Janice

The first six treatments?

Interviewer

Yes.

Husband of Janice

We saw a significant benefit in her cognitive abilities. On a personal test it went from a score of 8 to 32, and then we did two other tests after those visits. The score remained high for six months but was declining and continued to decline when we stopped. We then did some testing before this treatment today and we saw a score of 6.

(End of video presentation)

Paul Song

So, what happened was she had this marked improvement and then once we stopped it was durable for about six months, and then over the course of the next two years she went back to her unfortunate baseline. And you can see in the back of the video how she is very much out of it at this point.

We reconnected with the family after a two-year hiatus. We petitioned the U.S. FDA to allow us to restart her and they allowed us to restart her treatment. Currently she is being treated out at Long Island, right near Long Island Jewish Hospital. Restarted her treatment January 27 of this year. You can see from the messages that after the first dose the husband said, “By the way, everyone sees a different Janice recently. Energy, eye contact, general interaction. Can’t wait for you to see.” This was just after the first dose of her.

(Video presentation)

Husband of Janice

Repeat, Monday. Say Monday.

Janice

Monday.

Husband of Janice

Tuesday.

Janice

Tuesday.

Husband of Janice

Wednesday.

Janice

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

I don’t know.

Husband of Janice

Say Wednesday. Try it. Say Wednesday.

Janice

Wednesday.

Husband of Janice

Thursday. Thursday. Say it.

Janice

Day.

Husband of Janice

Say Thursday. Thursday.

Janice

Too.

Husband of Janice

Friday.

Janice

Friday too.

(end of video presentation)

Paul Song

So, she was now able to start to repeat phrases. Then you can see by Week 5 how the light is starting to come back in her eyes. But we’ve been treating her continuously and then by Week 8 after a second dose she is much more energetic, alert.

(video presentation)

Female Speaker

A hug.

Husband of Janice

A hug.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

Female Speaker

Give you big hug. Oh nice. Beautiful.

(end of video presentation)

Paul Song

Then you can see by Week 9 the husband sent me this message that he had gotten up to clean up in the kitchen and to his surprise she had gotten up by herself, navigated through the house, ended up in the kitchen and she was now able to start to feed herself little bits.

This is just from May.

(video presentation)

Husband of Janice

Janice. Go ahead. Go to the car.

Janice

Car. I’m getting. (Inaudible).

Female Speaker

You’re walking by yourself. Oh my goodness.

Janice

(Inaudible).

Female Speaker

Yes. Yes, you’re walking by yourself.

(end of video presentation)

Paul Song

So, she is somebody that was again unable to get up and ambulate by herself or navigate and she is able to do that.

Finally, this was a video that was sent to me just last week.

(video presentation)

Female Speaker

(Inaudible).

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

Husband of Janice

Janice, what’s your mother’s name? What was your mother’s name?

Janice

Gee.. Dee.

Husband of Janice

No.

Female Speaker

No, no, no, you. You almost say it.

Janice

Wait a minute. Wait a minute.

Husband of Janice

You’ll get it.

Female Speaker

Wait a minute. Think.

Janice

Wait a minute. Josie.

Husband of Janice

Right.

Female Speaker

(Inaudible).

Husband of Janice

Right.

Female Speaker

Bravo.

(end of video presentation)

Paul Song

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

So, you can see that things are really starting to improve in her as well.

We also treated a patient from Korea that we took to Japan that started with a mini-mental status score of 12 and has gone up to 22. To put this in perspective, all of the mild cognitive impairment trials started with baseline scores of either 22 to 24 and we’re starting with half of that and actually seeing patients improve.

Based on all of that anecdotal information, and again, that’s not case cherry picking. Those were the three that we treated. We felt that there was strong enough signal to move forward with an actual clinical trial and we just presented this data a few days ago at the Alzheimer's conference.

A couple of things to point out is that one, we didn’t see any side effects with this at all. No dose limiting toxicity. The median MMSE score in this trial was 14, so these were really very advanced patients. Let me show you what we did.

So, we started with three different doses. The patients that I showed you all before were treated with 4 billion cells, but we started a dose escalation trial starting with 1 billion, 2 billion and 4 billion. So, I would argue that two-thirds of the patients in this study received a suboptimal dose compared to what we saw with the patients that I showed you.

We did lumbar punctures before the first dose of treatment, after four doses of treatment, and then—we only gave four treatments, and then three months later we also did lumbar punctures. What we wanted to do was look for changes in protein and neuroinflammation.

Now, just to point out the amyloid analysis—and this may be counterintuitive—is that actually when the amyloid level goes up that means the patient is doing better. Because what you’re measuring is soluble amyloid in CSF. The feeling is with advanced neurological Alzheimer's disease is that it aggregates in the brain and you see very little soluble amyloid in CSF. So, the fact is that we had quite a few patients where the soluble level actually started to go up, and then more importantly the p-tau—and I’ll show you why we think that’s even more significant—we had quite a few patients with a reduction in the p-tau. You have right now current treatments that are focused on just amyloid and now there are a few in clinical trials that are focused on p-tau, but none are really able to have an effect on both proteins.

We looked at dose response and you can see that with the 1 billion there wasn’t much change in p-tau, but with the 2 billion and the 4 billion you did start to see real dose response in terms of clearance of p-tau in CSF.

Why we think this is important is there is a lot of evidence now that the p-tau may actually be more important than amyloid. In fact, the Lilly study that was just announced on Monday, I saw an analysis of that study and it said that the study had a few twists. That patients were switched to dummy infusions if enough amyloid had cleared out, something that happened in about half with a year. But because amyloid alone doesn’t cause Alzheimer's, researchers also tracked levels of another culprit in the brain, abnormal tau. They actually felt that the baseline tau levels were much more suggestive of response than how much you cleared the amyloid. Matter of fact, if you saw a real reduction in amyloid but the tau levels were medium or medium-high, those patients didn’t get any better at all.

So, I think more and more people are paying attention to the tau than the amyloid, but from our standpoint our NK cells seem to have effect on both tau and amyloid.

Now, the other question is what about neuroinflammation. Are we really starting to cool off the brain? So we wanted to look at several neuroinflammatory markers – GFAP, YKL, and neurofilament light. Again, you can see that we had reduction in quite a few of the patients, particularly at the higher doses, of all of these neuroinflammatory markers.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

Now, we deliberately only gave four treatments knowing that that would not be enough for a durable response because we also wanted to measure once you withdrew our NK cells, did you start to see a rebound in inflammation. Again, you can see here that once we stopped our NK cells, you started to see some of the YKL-40 and in the GFAP in some of the patients start to return.

This, one, was showing us that our NK cells truly were getting into the brain despite the fact that we were giving them peripherally. Now, we are going to present at a next meeting flow cytometry data, but I can tell you that we showed that we reduced the number of circulating T cells in the CSF on our flow analysis of the CSF. And as far as the serum analysis, we also show that there was a lag. We saw changes in the CSF much sooner than you did in the serum, but we did have corresponding changes in serum as well.

Again, just to point out that we did see a dose response in terms of neuroinflammation, particularly with GFAP and CX3CL1.

Then finally cognitively, remember two-thirds of our patients got what we believe is a suboptimal dose, but we had a majority of our patients either stop progression or actually get better, right? So everyone was applauding the recent drugs because they slowed the decline by, what? Twenty-five to 30 percent? But they didn’t really have people actually stabilize and certainly not after just four treatments. A lot of these patients were treated for over a year.

We actually had one patient at the 4 billion dose that went from a mini-mental status score of 14 to 22, ADAS-Cog went from 32 to 24, and then CDR went from 10 to 5.5. We really believe with our Phase II trial when we treat for up to—we’re going to treat for a year, with a much higher dose that we think we’re going to have much more responses and durable responses as well.

Finally, just to point out that we did see a dose response with regard to, again, clinical cognitive improvement as well.

This is one of the patients from the trial that was treated with the 4 billion dose. When we met him he was not able to really—he was very unsteady with his gait, but this was what happened to him.

(video presentation) – Patient dancing with family member

Paul Song

So, we are seeing similar responses in the 4 billion population in our clinical trial that we saw in our compassionate use cases.

I do also want to point out that we have some case studies for Parkinson’s disease as well, and we are hoping to move forward with an IND for Parkinson’s disease in 2024.

Finally, I just want to mention briefly about our oncology program because, again, our approach to oncology is vastly different than the other CAR-NK companies. We are not trying to engineer ourselves to go after some specific tumor mutation like CD19. We want to look at NK cells playing a role to make other existing therapies better. So think of us as trying to hit singles rather than trying to hit a home run.

Just to show you that there was a lot of data that NK cells could make immune checkpoint inhibitors more responsive—tumors more responsive to immune checkpoint inhibitors. So we did a randomized trial where we compared pembrolizumab alone plus pembro plus our NK cells, and we published this paper in Thoracic Cancer, showing that for pembro alone there was a 17% two-year survival versus nearly 60% for a combination. But where we think this is going to be much more important is in PD-L1 negative tumors or patients that have not responded to immune checkpoint inhibitors.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

If you look here, this is a 32-year-old above who had Stage 4 desmoplastic small round cell sarcoma, was PD-L1 negative. The last line of therapy that the patient received was Yondelis and Keytruda. When we rechallenged this patient with our NK cells and Keytruda, you can see the patient had a dramatic response. Down below is another patient who was treated with Opdivo, had not responded, and when we rechallenged the patient with our NK cells and Keytruda the patient responded.

In fact, we’ve gotten a lot of interest from these companies to combine our allogeneic product with their immune checkpoint inhibitors because the fact that we don’t have to do lymphodepletion, think about that. When you’re trying to give an immune checkpoint inhibitor and you give lymphodepletion up front, you’re going to cause the T cells to become very, very weak. So it could blunt the effect of immune checkpoint inhibitors. So, with our allogeneic they believe that this could actually work really, really well together.

The last thing we are doing in cancer is NK cells play a big role across the ADCC pathway. We looked at the fastest growing lung cancer in the world is actually in nonsmokers; it’s an EGFR mutated adenocarcinoma. So the tyrosine kinase inhibitors work really well for frontline, but once they relapse there is really no good salvage regimen. So we wanted to look specifically at tyrosine kinase resistant cell lines and we had preclinical data that adding our NK cells with Erbitux would improve overall response. And we presented our preliminary data on the first 12 patients that all had tyrosine kinase resistant metastatic non-small cell lung cancer and they all had four or more lines of prior chemotherapy. We had 25% real response rate in this population for which there is no real good therapy. Then the remaining 75% stopped growing. This data is still going on because a lot of the patients are still on study being followed. This is another area that we plan to explore once our allogeneic is fully validated and proven.

Just to summarize that with regard to cancer we are not looking to hit a home run by ourselves; we believe our NK cells can make a lot of the existing therapies better. And with our allogeneic production, because we can produce over 100,000 doses and each dose is less than $2000, we believe that we can play very nicely with a lot of the existing therapies to make them better.

Finally, I’ll just say that we really do believe we are very different from your traditional NK cell company. We’re the only ones in neuro and I think we will be the only ones in neuro for a long time. People ask don’t you think somebody else will follow you, and I don’t think any of the allogeneic companies are going to be able to do neuro anytime soon because it’s hard to imagine putting a senior who has got severe Alzheimer's disease on chemotherapy to weaken their immune system, and there’s no guarantee that even if you use another cell product that it has the right expression to either cross the blood-brain barrier or to identify and remove proteins. So we think it’s going to be a while before anyone can come into this space that we can. We also think that we have the ability to have an autologous, an allogeneic and soon a CAR-NK program. With our cryopreservation and our expansion, I think we actually will end up helping other companies improve on their end that are targeting something that we never planned to do.

I just wanted to say that’s why I think we’re a little bit different and why we feel we’re ready to finally emerge from being private for so long.

I’m going to have James just mention the last part.

James Graf

Thanks Paul.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

I choke up every time I see these videos. I just love the joy in them. These neurodegenerative diseases are so harrowing and you can actually see the joy in their faces, in their families. That’s really one of the reasons why we’re so excited about this transaction.

This presentation is available online at SEC.gov under the Graf Acquisition Corp. IV filings, or you can reach out to LifeSci or one of us and we can send the presentation to you as well as a supplemental deck which has some of the compassionate use case studies.

I covered most of the transaction summary up front. Again, about $160 million pre-money valuation, $50 million in net cash proceeds at closing which we expect will fund the business into 2025. Twenty-five million of that has been already committed by NKGen’s major stockholder.

There’s three other takeaways if you’re sort of familiar with SPACs that I think are important here. First is about 70% of—I see one of our sponsors is here. About 70% of our founder shares will actually be forfeited if the share price doesn’t hit $14 in the next several years. We also started with only one-fifth of a warrant per share in our IPO, so as far as SPACs go, this is not a very dilutive transaction.

Second, given the size of the SPAC, the minimum cash and the backstop commitment, we show a no-redemption and a max redemption scenario, and they’re very little difference. They’re essentially the same. We’re assured that when the transaction closes the company is going to have sufficient cash.

Also, our sort of summary here does not include the potential for a PIPE. We are simultaneously trying to raise a PIPE financing that could be anywhere from $5 million to $50 million and that will provide additional capital for the company at closing.

Now I would like to open this up for questions. Anybody in the room can raise their hand. If you’re online, I believe there is a Q&A prompt in your platform that we’ll respond to. Thanks again for coming and we’ll go with the Q&A. Thanks, Paul.

Paul Song

Yes?

Male Speaker

Thank you very much. Really interesting data in Alzheimer's disease. It’s important work you guys are doing.

What can you tell us about the Phase II? How large would that be? When do you think you can kick that off? Thanks, Paul.

Paul Song

Thanks Ted.

Our Phase II, we plan to submit the application to the FDA probably between August 15 and August 30. We believe that all the data we have, the safety data, will allow us to move forward, so we expect to start the Phase II Q4 of this year.

As far as number of patients, again, when you’re looking at really advanced patients, I would argue the reason that these Lilly and other trials had 1000-plus patients in each arm is when you have something that is not clear in terms of activity, you have to tease out in large numbers to find subtle differences. When you take patients who really can’t walk, talk or feed themselves, you don’t need that many. So we anticipate somewhere between 40 to 60 patients are required for that. We think that if we see similar types of results that this could warrant a much more accelerated look and approval process.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

One of the things I would argue is that when you only need 40 or 60 patients it’s going to be a much cheaper trial to do.

James Graf

I’ll take a question from the online group.

Can you comment on the historical control for CDRSB and ADAS-Cog with similar baseline scores at Week 11 or Week 22? What proportion of patients would you expect to have stable or improved symptoms?

Paul Song

I would say currently with the existing options for patients you wouldn’t see anyone improve at Week 11 or Week 22, and if anything, the PI in our study said that even in those patients who seemed to continue to progress that they were progressing at a slower rate.

Again, what we’re seeing is unprecedented because you just don’t see patients starting with a score of 14 that remain stable, let alone get better. And I think a larger study will really bear that out in much more power.

James Graf

Maybe you can just continue with the next two?

Paul Song

The next question is can you comment on the concordance of CSF biomarkers in cognitive assessment? Do you have a sense of how long SNK-01 lasts in the CNS and is there any volume of T cells given the cross-talk?

Why do you think some patients maintain this treatment effect even three months after treatment discontinuation? What gives you confidence that this treatment effect is due to SNK given that you haven’t seen a rebound after stopping the therapy?

So, a couple of things about this. This was a safety trial and we used three different doses. So with 1 billion, 2 billion and 4 billion you are going to have overall different effects and different durations.

The way I would say what gives us confidence that this was due to SNK-01 is, again, even a placebo effect, you’ve never heard a placebo effect of patients getting better with a starting score of 14. The other thing is we did see reduction in proteins. One of the things I would say that’s very interesting is that particularly with MMSC, you would see initially some decline and it was almost like a lag that three months later then you would start to see stabilization or improvement.

As far as concordance with, again, CSF biomarkers, it was a very heterogeneous population in that they didn’t all get the same dose. If what I showed you today was everyone treated at the 4 billion dose, and you had markers all over the board I would say there’s some—I think you’d make an interesting point. But this is, again, I showed you a clear dose response that for the higher doses we saw overall better responses and longer duration of effect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

The last thing I will say is we don’t think that four treatments is optimal to get a durable response and that was deliberate on our part. We did want to show, particularly at the lower doses, at the 1 billion and 2 billion cells, that you did see some rebound start to happen.

The 4 billion dose I will also point out that two of the three patients we have not gotten to the 12 week post-treatment, so I don’t have their biomarker data just yet. Next month is when they will be three months out and I can certainly follow up with you on that.

James Graf

Yes?

Male Speaker

Paul, did the patients who had the biggest change in their biomarkers also have the biggest change in the cognitive scores?

Paul Song

Yes.

James Graf

Yes? First on the end.

Male Speaker

How much do you say about what you do to your cells? Is it the same for allo and auto? Where is your key IP from the process?

Paul Song

Great question. All of our manufacturing is IP protected. It is a unique combination in sequencing of—let me just explain that the reason NK cells are so difficult to get to grow is when you put too many of them in a petri dish they tend to attack one another and they don’t grow. So we have developed two genetically engineered feeder cells that when you co-culture them with the NK cells they’re too busy digesting the feeder cells to attack one another.

Now, in and of itself that isn’t enough to cause increased strength of the NK cell in terms of cytotoxicity, so in addition to that we have to do a very unique sequencing and timing of cytokines and proteins that coupled together you prevent the NK cells from attacking one another, but then you also start to increase Granzyme A, Granzyme B, perforin, all of the strength of the NK cell. What the co-culturing with the feeder cells does is it draws out the activating receptor expression and prevents them from attacking one another. But there are companies that have feeder cells and there companies that use cytokines, but nobody has been able to really put that all together to get the explosive growth that we’re able to do with that.

James Graf

Yes?

Male Speaker

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

Can you talk about your release criteria? How do you know that these cells are going to be the right cells ultimately to infuse in the patient, and what’s the consistency of the process? I guess you need to have a certain profile of receptors…

Paul Song

Yes.

Male Speaker

… (inaudible), right? To ensure they’ll get into the brain.

Paul Song

We have a very, very stringent release criteria. Everything from percentage of T cells, of CD3 positive cells, cytotoxicity, all of the activating receptor expression, bacteriology, virology, a lot of those things. I can actually send that. I don’t have that with me here, but to put it in perspective when I—there were a couple of other NK cell companies that I was approached by a few times and they—we’re 99% pure NK cells. A lot of the other products have other bone marrow derived cells in their final product. Some had as high as 15% to 20% T cells. Then when you look at CXCR3, specifically for this we’re looking to make sure they have the high expression, NKG2B, DNM1. We’re very, very stringent. We’re actually much more stringent than the FDA even required of most of the companies. But I can follow up with you separately and send you that.

James Graf

Actually, I’ll add a follow-up to that and that manufacturing process. Can you comment on the labor component, the potential to automate that?

Paul Song

Yes. As a matter of fact, I can show you. So, one of the questions, our biggest cost right now with regard to manufacturing is either fetal bovine serum or labor, but what we plan to do as part of the rollout is we built a prototype automated GMP. You can see—why is it not showing? Give me one second.

We actually are doing some testing with a prototype that automates this process and we can eventually put these in basements of every major medical center and such, but it can do the work of a lot of individuals and really…

James Graf

While they’re working on that I’ll answer a transaction-related question that came online. What about the PIPE shares? How will they…

Paul Song

James.

James Graf

You got it? Okay.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

Paul Song

We have already worked with one of the top automated companies in Korea that does all the automation for the Samsung electronics and stuff, and they built us a prototype for our whole workflow process that allows for changes in media, does the cell counting. One of the most laborious parts of this process is the cell counting, so we used an AI-based microscope and fed it a tremendous amount of images, looking at changes in cell morphology, viability and such. We believe that this is going to really allow us to scale up very, very quickly, and that’s one of the things we plan to use some of the proceeds for is to really be able to do this because the capacity—if there are 55 million people in the world that have some type of dementia, I don’t think there are enough hands to meet that demand and this is one of the ways that we are already thinking ahead of time to be able to do this.

You can see here it’s going to load the slide. Or is this loading the final product? But it does all the workflow. This can run continuously. It can do the work of several individuals and really allow us to scale up pretty quickly.

This prototype is in Seoul, South Korea right now.

James Graf

A quick question online on the transaction. What about the PIPE shares? How are they going to be structured and priced?

The expectation is that the PIPE will be priced as an old-fashioned $10 common equity PIPE. The backstop commitment from NKMAX is common equity, so we expect the PIPE will be priced and structured accordingly.

Any other questions in the room?

A few more that came online. For your allogeneic NK program, when do you expect to report data?

Paul Song

We’re hoping to dose our first patient in August, so in two or three weeks. As I mentioned it is eight weekly treatments of 6 billion cells, so we expect to have our first—the initial is just FDA only is asking to do six patients, so we have to have data midway through 2024.

James Graf

In terms of next steps can you give more detail around the design, specifically on patient selection, dose selection, duration of treatment? I believe this is related to the…

Paul Song

The allogeneic.

James Graf

Allogeneic.

Paul Song

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

The first trial will be we’re going to take just three solid tumors and three liquid tumors. Up to now we’ve focused primarily on solid tumors but we do think—we have quite a bit of preclinical data that this is active in liquid tumors as well, so it will just—the FDA has only had us focus on doing six patients at 6 billion cells, eight weekly doses, and it’s a safety trial.

James Graf

So how long is the protocol? For example, how long would a cancer patient or an Alzheimer's patient be on an NK therapy?

Paul Song

For our Alzheimer's trial, what our Phase II will be is every three weeks for a year. We’re going to give 4 billion. We’re actually in discussions with the FDA to go up to 6 billion on that, and that will be, again, for up to a full year.

With regard to the Phase I cancer trial, again, it’s a safety trial but we do think we will see some antitumor activity at these doses and for eight weekly doses. Then once we finish that trial a lot of Big Pharma companies are anxiously waiting for that data. They want us to show that there is no immunogenicity without the lymphodepletion and overall it’s safe. Then we have been approached to combine it with various checkpoint inhibitors and antibodies, and we will work with them to design the Phase II trials accordingly.

James Graf

Did you cover all of this already? Good.

If you’re online and have any other questions, please submit them. Anybody else in the room?

Paul Song

Again, thank you so much for…

James Graf

Oh, we got…

Male Speaker

Just really quickly, in the absence of a PIPE transaction, just hypothetically speaking, with the backing of the parent’s $25 million, what kind of inflection points, value creation points do you see in the next 12 months?

Paul Song

We just announced the Phase I Alzheimer's data. We’ll be dosing our allogeneic patients starting next month, and again, have that data some point in 2024. We do believe that once we get our IND for our Phase II trial in Alzheimer's that will be somewhat of an inflection, but then we will get data on that very, very quickly.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

NKGen Biotech – Investor Event, July 20, 2023

What’s great about our trial is that you don’t have to wait a full year to see real changes in patients. So we think within four months we’ll start to see some improvement in quite a few patients as well. So that interim data, we can present to the FDA and show them what’s happening there as well with the higher doses.

We think that we’ll have some good data in 2024 in Alzheimer's as well. We hope to have our IND for Parkinson’s disease in 2024 as well. Then probably announce some collaborations with Big Pharma on the oncology side in combination with our allogeneic, all in 2024.

James Graf

Here’s another question. Your views of potential business development in both neuro and cancer?

Paul Song

I think that we’re open to partnerships. We actually had a few reach out to us after the Alzheimer's conference. Obviously the current amyloid treatments are all antibody based and any antibody would potentially work better when combined with a natural killer cell because of the ADCC.

We do think that there is potential that we will find a strategic partner on the oncology side once we demonstrate again that our NK cells are safe and have activity by themselves. Being able to produce that large number of doses, it’s commercially viable already, so we just have to show now that it’s safe and it doesn’t cause immunogenicity. But we do think that one of the ways we’re able to avoid lymphodepletion is because we can produce so many cells, and on average our dose will be 6 billion cells that even if the host chews up some of them that enough will be there to survive. When you have an engineered cell and you can only give somewhere between 800 million to 1.2 billion, there’s not a whole lot of cells there to escape immune detection. That’s one of the reasons I think we’re able to do this. And also, having a cell that’s not genetically engineered, it is more likely to escape immune detection, at least for the first several doses. So we really like our chances with our allogeneic.

James Graf

If there are no more questions I’ll sort of just sum up and say I’ve been doing SPACs full-time for over 12 years now, so I’m not one of these newcomers to SPACs. One of the real challenges for a SPAC sponsor is to identify a partner that, one, you want to work with, is ready of the transition to the public markets, but most importantly has a story that is compelling for a wide range of investors in the market. There are some sort of great companies that just don’t have stories that resonate. I hope that’s what you sort of heard today.

So many wide range of investors are—and really everybody is - looking for hope against these diseases like Alzheimer's and other debilitating neurodegenerative disease, and we think this is a story that provides some of that hope. We’re really proud to be working with Paul and his team, and look forward to working with all of you. Thank you.

Paul Song

Yes. Thank you very much everyone. Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com